CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee (1)
Common Stock, par value $0.10 per share	$100,000,000	$11,610.00

(1)	The registration fee of $11,610.00 is calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant initially deferred payment of the registration fee for Registration Statement No. 333-162709 filed by the registrant on October 28, 2009.

PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
(To Prospectus dated October 28, 2009)	Registration Statement No. 333-162709

Old Dominion Freight Line, Inc.

Up to $100,000,000

Common Stock

On February 2, 2011, we entered into an At-The-Market Equity Offering Sales Agreement (the “Sales Agreement”) with Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus Weisel”) relating to the offering of our common stock, par value $0.10 per share, made by this prospectus supplement and the accompanying prospectus.

In accordance with the terms of the Sales Agreement, we may offer and sell up to $100,000,000 of our common stock from time to time over the next twelve months through or to Stifel Nicolaus Weisel, as sales agent and/or principal. Sales of the common stock, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

Subject to the terms and conditions set forth in the Sales Agreement, we agreed to issue and sell exclusively through Stifel Nicolaus Weisel acting as sales agent or directly to Stifel Nicolaus Weisel acting as principal from time to time, and Stifel Nicolaus Weisel agreed to use its commercially reasonable efforts to sell for us, the shares of common stock. Sales of the shares, if any, through Stifel Nicolaus Weisel acting as sales agent or directly to Stifel Nicolaus Weisel acting as principal will be made by means of ordinary brokers’ transactions on the NASDAQ Global Select Market (“NASDAQ”), in privately negotiated transactions, or otherwise at market prices prevailing at the time of sale.

Stifel Nicolaus Weisel is entitled to compensation not to exceed 2.0% of the gross sales price per share for any shares sold by Stifel Nicolaus Weisel under the Sales Agreement. In connection with any sales of the common stock on our behalf, Stifel Nicolaus Weisel may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation paid to Stifel Nicolaus Weisel may be deemed to be underwriting commissions or discounts. The offering of our common stock pursuant to the Sales Agreement may be terminated by Stifel Nicolaus Weisel or us upon written notice.

Our common stock is listed on the NASDAQ under the symbol “ODFL.” The closing price of our common stock on January 31, 2011, was $32.17 per share.

Investing in our common stock involves various risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement, as well as the risks disclosed in our annual and periodic reports incorporated by reference into this prospectus supplement and the accompanying prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Stifel Nicolaus Weisel

The date of this prospectus supplement is February 2, 2011

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements typically can be identified by such words as “anticipate,” “estimate,” “forecast,” “project,” “intend,” “expect,” “believe,” “should,” “would,” “could,” “may,” and other similar words or expressions, as well as statements in future tense.

These forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied herein, including, but not limited to, the following:

•	the competitive environment with respect to industry capacity and demand, including whether our pricing and resulting revenue are sufficient to cover our operating expenses;
•	the negative impact of any unionization, or the passage of legislation that could facilitate unionization, of our employees;
•	the challenges associated with executing our growth strategy, including inability to successfully consummate and integrate acquisitions, if any;
•	changes in our goals and strategies, which are subject to change at any time at our discretion;
•	various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements;
•	increases in driver compensation or other difficulties in attracting and retaining qualified drivers;
•

our exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health, including increased premiums, adverse loss development, increased self-insured retention levels and claims in excess of coverage levels;

•	the availability and cost of capital for our significant ongoing cash requirements;
•	the availability and cost of new equipment, particularly in light of regulatory changes impacting the cost of new equipment;
•	decreases in demand for, and the value of, used equipment;
•	the availability and price of diesel fuel, the effectiveness of fuel surcharges in mitigating the impact of fluctuating fuel prices and our ability to collect fuel surcharges from our customers;
•

the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers and new safety standards for drivers and equipment;

•	the costs and potential adverse impact associated with the implementation of the new safety monitoring system of the Federal Motor Carrier Safety Administration (“FMCSA”);
•	seasonal trends in the industry, including the possibility of harsh weather conditions;
•	our dependence on key employees;
•	the concentration of our stock ownership with the Congdon family;
•	the costs and potential adverse impact associated with potential future changes in accounting standards or practices;
•	the impact caused by potential disruptions to our information technology systems;
•	the risks set forth under the heading “Risk Factors” elsewhere in this prospectus supplement; and
•	other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission (the “Commission”).

Our forward-looking statements are based upon our beliefs and assumptions using information available as of the date of this prospectus supplement. We caution the reader not to place undue reliance on our forward-looking statements as (i) these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the date of such statement or to reflect the occurrence of unanticipated events.

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about our common stock and this offering in two separate documents. This prospectus supplement describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus. In addition, the accompanying prospectus provides general information about the common stock being offered by this prospectus supplement. Some of the information in the accompanying prospectus may not apply to this offering. If the information in this prospectus supplement is inconsistent with the prospectus, you should rely on this prospectus supplement. We may also add, update or change in a subsequent prospectus supplement any of the information contained in this prospectus supplement. The prospectus and this prospectus supplement form a part of a registration statement filed by us with the Commission.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

In making your investment decision, you should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus and subject to the limitations stated in the previous paragraph. We have not, and Stifel Nicolaus Weisel has not, authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it. We are not, and Stifel Nicolaus Weisel is not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date.

Unless the context requires otherwise, references in this prospectus to “Old Dominion,” the “Company,” “we,” “us” and “our” refer to Old Dominion Freight Line, Inc.

SUMMARY

This summary may not contain all the information that may be important to you in deciding whether to invest in our common stock and is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. You should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference herein and therein, including the financial statements and related notes, before making an investment decision.

The Company

Old Dominion is a leading, less-than-truckload (“LTL”), non-union motor carrier providing regional, inter-regional and national LTL service and value-added logistics services. We are the seventh largest LTL motor carrier in the United States, as measured by 2009 revenue, according to Transport Topics. In addition to our core LTL services, we offer our customers a broad range of logistics services including ground and air expedited transportation, supply chain consulting, transportation management, truckload brokerage, container delivery and warehousing services. Through marketing and carrier relationships, we also offer door-to-door international freight services to and from all of North America, Central America, South America and the Far East. Our services are complemented by our technological capabilities, which we believe provide the tools to improve the efficiency of our operations while empowering our customers to manage their shipping needs.

We have grown our revenue and customer base through both organic growth and strategic acquisitions. Prior to 1995, we provided regional service within the southeastern region of the United States as well as inter-regional service connecting the Southeast to select major metropolitan areas. We have since expanded our infrastructure to provide next-day and second-day service within each of our six regions that now cover the entire continental United States, as well as expanded our inter-regional and national service between these regions. To support this geographic expansion, we increased our number of service centers from 68 at December 31, 1995 to 213 at December 31, 2010, including 59 new service centers in the past five years.

We believe our growth can be attributed to our focus on meeting our customers’ complete supply chain needs from a single point of contact with a high level of customer service supported by ongoing investment in our employees, service center network and technology. Our integrated structure allows us to offer our customers consistent service from origin to destination. We believe our operating structure and proprietary information systems enable us to provide higher customer service levels and better manage our operating costs.

We were organized in 1934 and incorporated in Virginia in 1950. Our principal executive offices are located at 500 Old Dominion Way, Thomasville, North Carolina 27360, and our telephone number is (336) 889-5000. Our internet address is www.odfl.com. The information contained on our website is not incorporated by reference and should not be considered part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Old Dominion Freight Line, Inc., a Virginia corporation.

Common Stock Offered	Shares of our common stock, par value $0.10 per share, having an aggregate sales price of up to $100,000,000.

Use of Proceeds	We intend to use the net proceeds from this offering to finance long-term capital expenditures and future acquisitions, if any, as well as for general corporate purposes. See “Use of Proceeds.”

Risk Factors	Before deciding to invest in shares of our common stock, you should read carefully the risks set forth under the caption “Risk Factors” beginning on page S-4 of this prospectus supplement and the risks described in our annual and periodic reports incorporated by reference into this prospectus supplement and the accompanying prospectus.

NASDAQ Global Select Market Symbol	ODFL

RISK FACTORS

Risks Related to Our Business

We operate in a highly competitive industry, and our business will suffer if we are unable to adequately address potential downward pricing pressures and other factors that may adversely affect our operations and profitability.

Numerous competitive factors could impair our ability to maintain our current profitability. These factors include, but are not limited to, the following:

•

we compete with many other transportation service providers of varying sizes, some of which may have more equipment, a broader coverage network, a wider range of services, greater capital resources or other competitive advantages;

•

some of our competitors periodically reduce their prices to gain business, especially during times of reduced growth rates in the economy, which may limit our ability to maintain or increase prices or maintain revenue;

•	many customers reduce the number of carriers they use by selecting “core carriers” as approved transportation service providers and we may not be selected;
•	many customers periodically accept bids from multiple carriers for their shipping needs, and this process may depress prices or result in the loss of some business to competitors;
•	some customers may choose to operate their own private trucking fleet or may choose to increase the volume of freight they transport if they have an existing private trucking fleet;
•	the trend towards consolidation in the ground transportation industry may create other large carriers with greater financial resources and other competitive advantages relating to their size;
•	advances in technology require increased investments to remain competitive, and our customers may not be willing to accept higher prices to cover the cost of these investments; and
•	competition from non-asset-based logistics and freight brokerage companies may adversely affect our customer relationships and ability to maintain sufficient pricing.

If we are unable to effectively compete with other LTL carriers, whether on the basis of pricing, service or otherwise, we may be unable to retain existing customers or attract new customers, either of which could have a material adverse effect on our business, financial condition and results of operations.

If our employees were to unionize, our operating costs would increase and our ability to compete would be impaired.

None of our employees are currently represented by a collective bargaining agreement. However, from time to time there have been efforts to organize our employees at various service centers. Further, Congress or one or more states could approve legislation significantly affecting our business and our relationship with our employees, such as the proposed federal legislation referred to as the Employee Free Choice Act, which would substantially liberalize the procedures for union organization. We can offer no assurance that our employees will not unionize in the future, particularly if regulatory changes occur that facilitate unionization.

The unionization of our employees could have a material adverse effect on our business, financial condition and results of operations because:

•	some shippers have indicated that they intend to limit their use of unionized trucking companies because of the threat of strikes and other work stoppages;
•	restrictive work rules could hamper our efforts to improve and sustain operating efficiency;
•	restrictive work rules could impair our service reputation and limit our ability to provide next-day services;
•	a strike or work stoppage would negatively impact our profitability and could damage customer and employee relationships; and
•	an election and bargaining process could divert management’s time and attention from our overall objectives and impose significant expenses.

If we are unable to successfully execute our growth strategy, our business and future results of operations may suffer.

Our growth strategy includes increasing the volume of freight moving through our existing service center network, selectively expanding our geographic footprint and broadening the scope of our service offerings. In connection with our growth strategy, at various times, we have made selective acquisitions, purchased additional equipment, expanded and upgraded service centers and increased our sales and marketing efforts, and we expect to continue to do so. The non-acquisition part of our growth strategy exposes us to a number of risks, including the following:

•	geographic expansion require start-up costs that could expose us to temporary losses;
•

growth and geographic expansion is dependent on the availability of real estate and shortages of suitable real estate may limit our geographic expansion and might cause congestion in our service center network, which could result in increased operating expenses;

•	growth may strain our management, capital resources, information systems and customer service;
•	hiring new employees may increase training costs and may result in temporary inefficiencies until those employees become proficient in their jobs; and
•	expanding our service offerings may require us to enter into new markets and encounter new competitive challenges.

We cannot assure that we will overcome the risks associated with our growth strategy. If we fail to overcome those risks, we may not realize additional revenue or profits from our efforts, we may incur additional expenses and, therefore, our financial position and results of operations could be materially and adversely affected.

We may be unable to successfully consummate and integrate acquisitions as part of our growth strategy.

Growth through acquisitions has been a key component of our LTL growth strategy throughout our history. In the future, we may seek to acquire other LTL carriers as well as other complementary businesses. Exploration of potential acquisitions requires significant attention from our senior management team. In addition, we expect to compete for acquisition opportunities with other companies, some of which may have greater financial and other resources than we do. We cannot assure you that we will have sufficient cash with which to consummate an acquisition or otherwise be able to obtain financing for any acquisition. If we are unable to access sufficient funding for potential acquisitions, we may not be able to complete transactions that we otherwise find advantageous.

Any subsequent acquisition will entail numerous risks, including:

•	we may not achieve anticipated levels of revenue, efficiency, cash flows and profitability;
•	we may experience difficulties managing businesses that are outside our historical core competency and markets;
•	we may underestimate the resources required to support acquisitions, which could disrupt our ongoing business and distract our management;
•	we may incur unanticipated costs to our infrastructure to support new business lines or separate legal entities;
•	we may be required to temporarily match existing customer pricing in the acquiree’s markets, which may be lower than the rates that we would typically charge for our services;
•	liabilities we assume could be greater than our original estimates or not disclosed to us at the time of acquisition;
•	we may incur additional indebtedness or we may issue additional shares of stock to finance future acquisitions, which could be dilutive to our shareholders;
•	potential loss of key employees and customers of the acquired company; and
•	an inability to recognize projected cost savings and economies of scale and scope.

In addition, we may have difficulty in integrating any acquired business and its operations, services and personnel into our existing operations, and such integration may require a significant amount of time and effort by our management team. To the extent we do not successfully avoid or overcome the risks or problems resulting from any acquisitions we undertake, there could be a material adverse effect on our business, financial condition and results of operations.

Our customers’ and suppliers’ business may be impacted by a downturn in the economy and/or a disruption of financial markets.

Adverse economic conditions can negatively affect our customers’ business levels, the amount of transportation services they need, their ability to pay for our services and overall freight levels, which impairs our asset utilization. Customers encountering adverse economic conditions may be unable to obtain additional financing, or financing under acceptable terms, due to disruptions in the capital and credit markets. These customers represent a greater potential for bad debt losses, which may require us to increase our reserve for bad debt. Economic conditions resulting in bankruptcies of one or more of our large customers could have a significant impact on our financial position, results of operations or liquidity in a particular year or quarter. Further, when adverse economic times arise customers may bid out freight or select competitors that offer lower rates from among existing choices in an attempt to lower their costs and we might be forced to lower our rates or lose freight.

Our supplier’s business levels also may be negatively affected by adverse economic conditions or financial constraints, which could lead to disruptions in the supply and availability of equipment, parts and services critical to our operations. A significant interruption in our normal supply chain could disrupt our operations, increase our costs and negatively impact our ability to serve our customers.

We also are subject to cost increases outside our control that could materially reduce our profitability if we are unable to increase our rates sufficiently. Such cost increases include, but are not limited to, increases in fuel prices, driver wages, interest rates, taxes, tolls, license and registration fees, insurance, revenue equipment and healthcare for our employees.

Increases in driver compensation or other difficulties attracting and retaining qualified drivers could adversely affect our profitability and ability to maintain or grow our fleet.

From time to time we have experienced difficulty in attracting and retaining sufficient numbers of qualified drivers and such shortages may recur in the future. Because of the intense competition for drivers, we may face difficulty maintaining or increasing our number of drivers. The compensation we offer our drivers is subject to market conditions that may require increases in driver compensation, which will be more likely to the extent that economic conditions improve. If we are unable to continue to attract and retain a sufficient number of drivers, we could be required to adjust our compensation packages, or operate with fewer trucks and face difficulty meeting shipper demands, all of which could adversely affect our profitability and ability to maintain our size or grow.

Insurance and claims expenses could significantly reduce our profitability.

We are exposed to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability, group health and dental. We have insurance coverage with third-party insurance carriers, but self-insure for a significant portion of the risk associated with these claims. If the number or severity of claims for which we are self-insured increases, we are required to accrue or pay additional amounts because the claims prove to be more severe than our original assessment or claims exceed our excess coverage amounts, our operating results would be adversely affected. If claims exceed our retention levels or insurance market conditions change, insurers could raise premiums for excess coverage to cover their expenses and anticipated future losses. In addition, insurance companies require us to obtain letters of credit to collateralize our self-insured retention. If these requirements increase, our borrowing capacity could be adversely affected.

We have significant ongoing cash requirements that could limit our growth and affect our profitability if we are unable to obtain sufficient capital.

Our business is highly capital intensive. We generally finance our capital expenditures and planned growth with existing cash, cash flow from operations, issuance of senior notes and through available borrowings under our existing senior unsecured credit agreement. We may require additional capital to finance long-term real estate purchase opportunities and acquisitions, which we may fund through additional debt or through equity offerings. If we are unable in the future to generate sufficient cash from our operations or raise capital by accessing the debt and equity markets, we may be forced to limit our growth and operate our equipment for longer periods of time, which could have a material adverse effect on our operating results.

Our business also has significant ongoing operating cash requirements. If our cash requirements are high or our cash flow from operations is low during particular periods, we may need to seek additional financing, which may be costly or difficult to obtain.

Limited supply and increased prices for new equipment may adversely affect our earnings and cash flow.

Investment in new equipment is a significant part of our annual capital expenditures and we require an available supply of tractors and trailers from equipment manufacturers to operate and grow our business. We may face difficulty in purchasing new equipment due to decreased supply. We have experienced higher prices for new tractors over the past few years. The price of our equipment may also be adversely affected in the future by regulations on newly manufactured tractors and diesel engines. For example, the U.S. Environmental Protection Agency (the “EPA”) has issued regulations that require progressive reductions in exhaust emissions from diesel engines through 2010. Beginning in October 2002, new diesel engines were required to meet these new emission limits. Some of the regulations required reductions in the sulfur content of diesel fuel beginning in June 2006 and the introduction of emissions after-treatment devices on newly-manufactured engines and vehicles beginning with model-year 2007. The final phase of the regulations requires reduced nitrogen and non-methane hydrocarbon emissions beginning with model-year 2010. These regulations have resulted in higher prices for tractors and diesel engines and increased fuel and maintenance costs, and there can be no assurance that continued increases in pricing or costs will not have an adverse effect on our business and operations.

A decrease in the demand and value of used equipment may impact our results of operations.

As we purchase new tractors as part of our normal replacement cycle each year, we rely on the used equipment market to dispose of our older equipment. Oversupply in the transportation industry as well as adverse domestic and foreign economic conditions can negatively impact the demand for used tractors and, therefore, reduce the value we can obtain on our used equipment. If we are unable to sell our replacement vehicles at or above salvage value, the resulting losses could have a significant impact on our results of operations.

We may be adversely impacted by fluctuations in the availability and price of diesel fuel.

Diesel fuel is a critical component of our operations and a significant operating expense for our business. Diesel fuel prices and fuel availability can be impacted by factors beyond our control, such as natural or man-made disasters, political events, price and supply decisions by oil producing countries and cartels, terrorist activities, armed conflict and world supply and demand imbalances. We maintain fuel storage and pumping facilities at many of our service center locations; however, we may experience shortages in the availability of diesel fuel at certain locations and may be forced to incur additional expense to ensure adequate supply on a timely basis to prevent a disruption to our service schedules. An interruption in the supply of diesel fuel could have a material adverse effect on our operating results.

We do not hedge against the risk of diesel fuel price increases. An increase in diesel fuel prices or diesel fuel taxes, or any change in federal or state regulations that results in such an increase, could have a material adverse effect on our operating results. We have fuel surcharge programs in place with a majority of our customers, which have helped us offset the majority of the negative impact of rising fuel prices associated with loaded or billed miles. However, we also incur fuel costs that cannot be recovered even with respect to customers with which we maintain fuel surcharge programs, such as those associated with empty miles, deadhead miles or the time when our engines are idling. Because our fuel surcharge recovery lags behind changes in fuel prices, our fuel surcharge recovery may not capture the increased costs we pay for fuel, especially when prices are rising, leading to fluctuations in our levels of reimbursement. Further, during periods of low freight volumes, shippers can use their negotiating leverage to impose less compensatory fuel surcharge policies. We regularly monitor the components of our pricing, including fuel surcharges, and address individual account profitability issues with our customers when necessary; however, there can be no assurance that fuel surcharges can be maintained indefinitely or will be sufficiently effective in offsetting increases in diesel fuel prices.

We are subject to various environmental laws and regulations, and costs of compliance with, liabilities under, or violations of, existing or future environmental laws or regulations could adversely affect our business.

We are subject to various federal, state and local environmental laws and regulations that govern, among other things, the emission and discharge of hazardous materials into the environment, the presence of hazardous materials at our properties or in our vehicles, fuel storage tanks, the transportation of certain materials and the discharge or retention of storm water. Under certain environmental laws, we could also be held responsible for any costs relating to contamination at our past or present facilities and at third-party waste disposal sites, as well as costs associated with the clean-up of accidents involving our vehicles. Environmental laws have become and are expected to continue to be increasingly more stringent over time, and there can be no assurance that our costs of complying with current or future environmental laws or liabilities arising under such laws will not have a material adverse effect on our business, operations or financial condition.

In addition to the EPA regulations on exhaust emissions with which we must comply, there is an increased regulatory focus on climate change and greenhouse gas emissions in the United States. As a result, we may become subject to additional legislation that could adversely impact our business. At this time, we cannot predict the requirements of any future regulations. However, any limitations on the emission of greenhouse gases or other environmental legislation could increase our future capital expenditures and have an adverse impact on our financial condition, results of operations and liquidity.

We operate in a highly regulated industry, and increased costs of compliance with, or liability for violation of, existing or future regulations could have a material adverse effect on our business.

We are regulated by the U.S. Department of Transportation (the “DOT”) and by various state agencies. These regulatory authorities have broad powers, generally governing matters such as authority to engage in motor carrier operations, as well as motor carrier registration, driver hours of service, safety and fitness of transportation equipment and drivers, transportation of hazardous materials, certain mergers and acquisitions and periodic financial reporting. In addition, the trucking industry is subject to regulatory and legislative changes from a variety of other governmental authorities, which address matters such as: (i) increasingly stringent environmental, occupational safety and health regulations; (ii) limits on vehicle weight and size; (iii) ergonomics; (iv) port security; and (v) hours of service. In addition, we are subject to compliance with cargo-security and transportation regulations issued by the Transportation Security Administration within the U.S. Department of Homeland Security. Regulatory requirements, and changes in regulatory requirements, may affect our business or the economics of the industry by requiring changes in operating practices or by influencing the demand for and increasing the costs of providing transportation services.

In October 2009, the U.S. Court of Appeals for the District of Columbia Circuit ordered the FMCSA to review and re-issue rules governing hours of service for commercial truck drivers by July 26, 2011. In response to this ruling, on December 23, 2010, the FMCSA issued a regulatory proposal subject to a 60-day public comment period. This proposal addresses the length of driver work days, the length and frequency of driver rest breaks, driver “restart” periods following specified off-duty hours and other matters relating to hours of service. The final rules that will be adopted by the FMCSA are uncertain at this time and could have a significant impact on our operations and the cost of providing our services. We are also subject to future rulemaking by the FMCSA and other regulatory agencies, which could be more stringent, require changes to our operations, increase our operating costs and otherwise adversely impact our results of operations.

The implementation of FMCSA’s Compliance, Safety, Accountability initiative (“CSA”) could adversely impact our ability to hire qualified drivers, meet our growth projections and maintain our customer relationships, each of which could adversely impact our results of operations.

In December 2010, the FMCSA began implementation of CSA, a new compliance and enforcement initiative designed to monitor and improve commercial motor vehicle safety. CSA measures both the safety record of the motor carrier and the driver. These measurements are scored and used by the FMCSA to identify potential safety risks and to direct enforcement action. CSA scores for transportation companies are currently available on the FMCSA’s website and replace SafeStat, the FMCSA’s former safety measurement system.

Our CSA scores are dependent upon our safety and compliance experience, which could change at any time. In addition, the safety standards prescribed in CSA could change and our ability to maintain an acceptable score could be adversely impacted. If we receive an unacceptable CSA score, our relationships with our customers could be damaged, which could result in a loss of business.

The implementation of CSA could also shrink the industry’s pool of drivers as those with unfavorable scores could leave the industry. As a result, the costs to attract, train and retain qualified drivers could increase. In addition, a shortage of qualified drivers could increase driver turnover, decrease asset utilization, limit growth and adversely impact our results of operations.

Our results of operations may be affected by seasonal factors and harsh weather conditions.

Our operations are subject to seasonal trends common in the trucking industry. Our operating margins in the first quarter are normally lower due to reduced demand during the winter months. Harsh weather can also adversely affect our performance by reducing demand and reducing our ability to transport freight, which could result in decreased revenue and increased operating expenses.

If we are unable to retain our key employees, our financial condition, results of operations and liquidity could be adversely affected.

Our success will continue to depend upon the experience and leadership of our key employees and executive officers. In that regard, the loss of the services of any of our key personnel could have a material adverse effect on our financial condition, results of operation and liquidity.

Our principal shareholders control a large portion of our outstanding common stock.

Earl E. Congdon, John R. Congdon and members of their respective families beneficially own approximately 28% of the outstanding shares of our common stock. As long as the Congdon family controls a large portion of our voting stock, they may be able to significantly influence the election of the entire Board of Directors and the outcome of all matters involving a shareholder vote. The Congdon family’s interests may differ from the interests of other shareholders and the status of their ownership could change at their discretion. In addition, our Chief Executive Officer, David S. Congdon, has pledged approximately 648,000 shares of our common stock held in a revocable trust for his benefit to secure an approximately $3.5 million margin loan. If there were a default, the bank would have the right to sell shares to satisfy this obligation. Such an event could cause our stock price to decline.

Our financial results may be adversely impacted by potential future changes in accounting practices.

Future changes in accounting standards or practices, and related legal and regulatory interpretations of those changes, may adversely impact public companies in general, the transportation industry or our operations specifically. New accounting standards or requirements, such as a conversion from U.S. generally accepted accounting principles to International Financial Reporting Standards, could change the way we record revenues, expenses, assets and/or liabilities or could be costly to implement. These types of regulations could have a negative impact on our financial position, liquidity, results of operations and/or access to capital.

Our information technology systems are subject to certain risks that we cannot control.

Our information systems, including our accounting systems, are dependent upon third-party software, global communications providers, telephone systems and other aspects of technology and Internet infrastructure that are susceptible to failure. Although we have implemented redundant systems and network security measures, our information technology remains susceptible to outages, computer viruses, break-ins and similar disruptions that may inhibit our ability to provide services to our customers and the ability of our customers to access our systems. This may result in the loss of customers or a reduction in demand for our services.

Risks Related to This Offering

The market value of our common stock may fluctuate and could be substantially affected by various factors.

The price of our common stock on the NASDAQ constantly changes. We expect that the market price of our common stock will continue to fluctuate. If the market price of our common stock declines, the per share value of the common stock you purchase will decline. Our share price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include, among others:

•	Actual or anticipated variations in earnings, financial or operating performance or liquidity;
•	Changes in analysts’ recommendations or projections;
•	Failure to meet analysts’ projections;
•	General economic and capital market conditions;
•	Announcements of developments related to our business;
•	Operating and stock performance of other companies deemed to be peers;
•	Actions by government regulators; and
•	News reports of trends, concerns and other issues related to us or our industry, including changes in regulations.

Our common stock price may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market price declines or market volatility in the future could adversely affect the price of our common stock, and the current market price of our common stock may not be indicative of future market prices.

You will experience immediate and substantial dilution in the book value per share of the common stock you purchase.

Our net tangible book value on September 30, 2010 was approximately $622.6 million, or approximately $11.13 per share of common stock, based on 55,926,945 shares of our common stock outstanding. The last reported sale price of our common stock on the NASDAQ on January 31, 2011 was $32.17. However, the shares sold in this offering, if any, will be sold from time to time at various prices. If our stock price increases significantly above current levels, the prices per share at which shares of our common stock are sold in this offering may be substantially higher than the book value per share of our common stock, in which case you may suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

We have not designated any portion of the net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the use of any net proceeds. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

If we raise additional capital in the future, your ownership in us could be diluted.

Any issuance of equity we may undertake in the future to raise additional capital could cause the price of our common stock to decline, or require us to issue shares at a price that is lower than that paid by holders of our common stock in the past, which would result in those newly issued shares being dilutive. If we obtain funds through a credit facility or through the issuance of debt or preferred securities, these securities would likely have rights senior to your rights as a common shareholder, which could impair the value of our common stock.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development of our business, and we do not anticipate paying any cash dividends on our common stock.

Our articles of incorporation, our bylaws and Virginia law contain provisions that could discourage, delay or prevent a change in our control or our management.

Provisions of our articles of incorporation, bylaws and the laws of Virginia, the state in which we are incorporated, may discourage, delay or prevent a change in control of us or a change in management that shareholders may consider favorable. These provisions:

•	limit who may call a special meeting of shareholders;
•	require shareholder action by written consent to be unanimous;
•	establish advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted upon at shareholder meetings;
•	may make it difficult to merge with or otherwise absorb a Virginia corporation acquired in a tender offer for the three years after the acquisition; and
•	may make an unsolicited attempt to gain control of us more difficult by restricting the right of specified shareholders to vote newly acquired large blocks of stock.

These provisions could discourage proxy contests and make it more difficult for you and other shareholders to take certain corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

USE OF PROCEEDS

The amount of proceeds from this offering will depend upon the number of shares sold and the market price at which they are sold. We intend to use the net proceeds from this offering to finance long-term capital expenditures and future acquisitions, if any, as well as for general corporate purposes.

PLAN OF DISTRIBUTION

We have entered into a Sales Agreement with Stifel Nicolaus Weisel, under which we may issue and sell from time to time over the next twelve months our common stock having aggregate sale proceeds of up to $100.0 million through Stifel Nicolaus Weisel as our sales agent for the offer and sale of our common stock or for resale. Sales of the common stock, if any, will be made at market prices by any method that is deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, including by means of ordinary brokers’ transactions on the NASDAQ, in privately negotiated transactions, or otherwise at market prices prevailing at the time of sale related to prevailing market prices or at negotiated prices agreed by Stifel Nicolaus Weisel and us.

Under the terms of the Sales Agreement, we also may sell our common stock to Stifel Nicolaus Weisel as principal for its own account at prices agreed upon at the time of sale. If we sell our common stock to Stifel Nicolaus Weisel as principal, we will enter into a separate terms agreement with Stifel Nicolaus Weisel and we will describe the agreement in a separate prospectus supplement or pricing supplement.

As sales agent, Stifel Nicolaus Weisel will not engage in any transactions that stabilize our common stock.

Stifel Nicolaus Weisel will offer the common stock subject to the terms and conditions of the Sales Agreement on a daily basis or as otherwise agreed upon by us and Stifel Nicolaus Weisel. We will designate the maximum amount of common stock to be sold through Stifel Nicolaus Weisel on a daily basis or otherwise determine such maximum amount together with Stifel Nicolaus Weisel. Subject to the terms and conditions of the Sales Agreement, Stifel Nicolaus Weisel will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us. We may instruct Stifel Nicolaus Weisel not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or Stifel Nicolaus Weisel may suspend the offering of the common stock being made through Stifel Nicolaus Weisel under the Sales Agreement upon proper notice to the other party.

The aggregate compensation payable to Stifel Nicolaus Weisel as sales agent shall be equal to 2.0% of the gross sales price per share for the shares sold through it pursuant to the Sales Agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock. We estimate that the total expenses of the offering payable by us, excluding compensation and other amounts, if any, payable to Stifel Nicolaus Weisel under the Sales Agreement, will be approximately $170,000, consisting of a Commission registration fee of approximately $12,000, accounting fees and expenses of approximately $100,000, legal fees of approximately $50,000 and miscellaneous fees of approximately $8,000.

Stifel Nicolaus Weisel will provide written confirmation to us following the close of trading on the NASDAQ each day on which common stock is sold through it as sales agent under the Sales Agreement. Each confirmation will include the number of shares of common stock sold through it as sales agent on that day, the aggregate gross sales proceeds of the shares sold on such day, the net proceeds to us and the compensation payable by us to Stifel Nicolaus Weisel.

We will report at least quarterly the number of shares of common stock sold through Stifel Nicolaus Weisel under the Sales Agreement, the net proceeds to us, and the compensation paid by us to Stifel Nicolaus Weisel in connection with the sales of common stock.

Settlement for sales of common stock will occur, unless the parties agree otherwise, no later than the third business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

If Stifel Nicolaus Weisel or we have reason to believe that our common stock is not an “actively traded security” under Rule 101(c)(1) of Regulation M under the Exchange Act, that party will promptly notify the other and sales of common stock under the Sales Agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of the Stifel Nicolaus Weisel and us.

In connection with the sales of the common stock on our behalf, Stifel Nicolaus Weisel may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Stifel Nicolaus Weisel may be deemed to be underwriting commissions or discounts. We have agreed in the Sales Agreement to provide indemnification and contribution to Stifel Nicolaus Weisel against certain liabilities, including liabilities under the Securities Act. We also have agreed to reimburse Stifel Nicolaus Weisel for certain other specified expenses as set forth in the Sales Agreement.

The offering pursuant to the Sales Agreement will automatically terminate upon the earliest to occur of (i) the sale of the all of the shares on the terms and conditions set forth in the Sales Agreement, (ii) February 2, 2012, or (iii) termination of the Sales Agreement as permitted therein. We and Stifel Nicolaus Weisel each have the right, by giving written notice as specified in the Sales Agreement, to terminate the Sales Agreement in each party’s sole discretion at any time.

Stifel Nicolaus Weisel and its affiliates have provided and may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates, for which services they have received and may in the future receive customary fees.

LEGAL MATTERS

Certain legal matters with respect to the legality of our shares of common stock offered by this prospectus supplement will be passed on for us by Womble Carlyle Sandridge & Rice, PLLC, Charlotte, North Carolina. Certain legal matters in connection with the offering of the common stock will be passed upon for Stifel Nicolaus Weisel by Scudder Law Firm P.C., L.L.O., Lincoln, Nebraska.

EXPERTS

The financial statements of Old Dominion Freight Line, Inc. appearing in Old Dominion Freight Line, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of Exchange Act (other than information in such future filings deemed, under Commission rules, not to have been filed) until we terminate this offering. The documents we incorporate by reference are:

(i)	Our Annual Report on Form 10-K for the year ended December 31, 2009;

(ii)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010;

(iii)	Our Current Reports on Form 8-K filed with the Commission on May 28, 2010, August 2, 2010, September 1, 2010, and January 6, 2011;

(iv)	Our Definitive Proxy Statement on Schedule 14A filed on April 19, 2010; and

(v)	The description of the Company’s common stock contained in its registration statement filed on Form 8-A dated October 15, 1991, together with any amendments or reports filed for the purpose of updating that description.

Any statements made in a document incorporated by reference into this prospectus supplement and the accompanying prospectus is deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement in this prospectus supplement and accompanying prospectus, or in any other subsequently filed document that is also incorporated by reference herein or therein, modifies or supersedes the statement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360, Attention: Corporate Secretary (telephone: (336) 889-5000).

OLD DOMINION FREIGHT LINE, INC.

Common Stock

We, and any selling security holders, may offer and sell shares of common stock on a delayed or continuous basis at indeterminate prices from time to time. We will file prospectus supplements and may provide other offering materials that furnish specific terms of the securities to be offered under this prospectus. The terms of the securities will include the initial offering price; aggregate amount and conditions or other terms of the offering by us and any selling security holders, if any; the plan of distribution; investment considerations; identification of and other information relating to any selling security holders; and the underwriters to be used in connection with the sale of the securities. You should read this prospectus and any supplement or other offering materials carefully before you invest.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “ODFL.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 28, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “Commission”) utilizing a “shelf” registration process. Under this shelf process, we and any selling security holders may from time to time sell the securities described in this prospectus in one or more offerings up to an unspecified dollar amount.

This prospectus provides you with a general description of the securities that we and any selling security holders may offer. Each time we or any selling security holders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading “WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION.”

You should rely only on the information contained or incorporated by reference into this prospectus, a prospectus supplement, free writing prospectus or any amendment filed with the Commission. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may be used only where it is legal to sell these securities. We and any selling security holders are offering to sell, and seeking offers to buy, only the shares of common stock covered by this prospectus, and only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock. You should assume that the information appearing in this prospectus, any prospectus supplement, free writing prospectus, or amendment and the documents incorporated by reference is accurate only as of the date of this prospectus, any prospectus supplement, free writing prospectus, or amendment or the respective document incorporated by reference, as the case may be. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context requires otherwise, references in this prospectus to “Old Dominion,” the “Company,” “we,” “us” and “our” refer to Old Dominion Freight Line, Inc.

You should read carefully the entire prospectus, as well as the documents incorporated by reference into the prospectus, before making an investment decision.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated herein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements typically can be identified by such words as “anticipate,” “estimate,” “forecast,” “project,” “intend,” “expect,” “believe,” “should,” “would,” “could,” “may,” and other similar words or expressions, as well as statements in future tense.

These forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied herein, including, but not limited to, the following:

•	the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient in recovering our operating expenses;
•	our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating fuel prices;

•	the negative impact of any unionization, or the passage of legislation that could facilitate unionization, of our employees;
•	the challenges associated with executing our growth strategy;
•	changes in our goals and strategies, which are subject to change at any time at our discretion;
•	various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements;
•

our exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels;

•	the availability and cost of capital for our significant ongoing cash requirements;
•	the availability and cost of new equipment;
•	the decrease in demand and value for used equipment;
•	the availability and cost of diesel fuel;
•	the costs and potential for liabilities related to compliance with, or violations of, existing or future governmental laws and regulations;
•	seasonal trends in the industry, including the possibility of harsh weather conditions;
•	our dependence on key employees;
•	the costs and potential adverse impact associated with potential future changes in accounting standards or practices;
•	the impact caused by potential disruptions to our information technology systems;
•	the risks set forth under the heading “Risk Factors” elsewhere in this prospectus; and
•	other risks and uncertainties indicated from time to time in our filings with the Commission.

Our forward-looking statements are based upon our beliefs and assumptions using information available as of the date of this prospectus. We caution the reader not to place undue reliance on our forward-looking statements as (i) these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the date of such statement or to reflect the occurrence of unanticipated events.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We file periodic and annual reports, proxy and information statements and other information with the Commission. Any document that we file with the Commission may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site that contains reports, proxy and information statements, and other information about issuers such as us that file electronically with the Commission. The Commission’s website address is http://www.sec.gov and our website address is http://www.odfl.com. The information contained on our website is not incorporated by reference and should not be considered part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the Commission later will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information in such future filings deemed, under Commission rules, not to have been filed) until we terminate this offering. The documents we incorporate by reference are:

(i)	Our Annual Report on Form 10-K for the year ended December 31, 2008;

(ii)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009;

(iii)	Our Current Report on Form 8-K filed with the Commission on May 21, 2009; and

(iv)	The description of the Company’s common stock contained in its registration statement filed on Form 8-A dated October 15, 1991, together with any amendments or reports filed for the purpose of updating that description.

Any statements made in a document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent any statement in any subsequently filed document, which is incorporated by reference into this prospectus, modifies or supersedes such statement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360, Attention: Corporate Secretary (telephone: (336) 889-5000).

PROSPECTUS SUMMARY

The following summary highlights certain information appearing elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that may be important to you in deciding whether to invest in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors,” before making an investment decision.

Our Company

Old Dominion is the sixth largest less-than-truckload (“LTL”) motor carrier in the United States, as measured by revenue, and provides multi-regional service among the Southeast, Gulf Coast, Northeast, Midwest, Central and West regions of the United States and next-day and second-day service within each of these regions. As a non-union LTL carrier, we pick up multiple freight shipments from multiple customers on a single truck and then route that freight for delivery through service centers where the freight may be transferred to other trucks with similar destinations. In contrast, truckload carriers generally dedicate an entire trailer to one customer from origin to destination.

In order to provide our LTL services, we need to maintain an expansive network of local pickup and delivery (“P&D”) service centers, as well as larger breakbulk, or hub, facilities. At October 26, 2009, we conducted operations through 210 service center locations, of which we own 121 and lease 89. We operate major breakbulk facilities in Atlanta, Georgia; Rialto, California; Indianapolis, Indiana; Greensboro, North Carolina; Harrisburg, Pennsylvania; Memphis and Morristown, Tennessee; and Dallas, Texas, while using some smaller service centers for limited breakbulk activity in order to serve our next-day markets. Our service centers are strategically located in six regions of the country to provide the highest quality service and minimize freight rehandling costs. We plan to continue to expand our service center network, as opportunities arise, to provide better coverage in certain regions of the country and to help ensure that our service center network has sufficient capacity.

We are committed to providing our customers with high quality and value-driven service. We provide consistent customer service from a single organization, offering our customers information and pricing from one point of contact. Our integrated structure allows us to offer our customers consistent and continuous service across all areas of our operations, and our diversified mix and scope of regional, inter-regional and value-added services enable us to provide customers a single source to meet their LTL shipping and supply-chain needs.

We operate as one business segment and offer an expanding array of innovative products and services through our four branded product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology. In addition to our domestic LTL services, we offer container delivery services to and from all of North America, Central America, South America and the Far East. We also offer a broad range of expedited, logistical and warehousing services for both our domestic and global markets. Our services are complemented by our technological capabilities, which provide the tools to improve the efficiency of our operations while empowering our customers to manage their shipping needs.

Other Information

We were organized in 1934 and incorporated in Virginia in 1950. Our executive offices are located at 500 Old Dominion Way, Thomasville, North Carolina 27360, and our telephone number is (336) 889-5000. Our Internet address is www.odfl.com. The information contained on our website is not incorporated by reference and should not be considered part of this prospectus.

RISK FACTORS

An investment in our common stock may involve a significant degree of risk. You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained in or incorporated by reference into this prospectus or any prospectus supplement hereto before making a decision to invest in our common stock. See “WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION,” above.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we intend to use the net proceeds from the sale of any securities offered by this prospectus to repay debt under our credit facility, to finance capital expenditures and future acquisitions and for other general corporate purposes.

We will not receive any proceeds from the sale of shares of common stock by the selling security holders, if any.

SELLING SECURITY HOLDERS

In addition to the shares offered by the Company, selling security holders may from time to time offer and sell any or all of their securities under this prospectus. We will supplement this prospectus with the following information in regards to any selling security holders: (i) the name of each selling security holder; (2) the nature of any position, office or other material relationship which the selling security holder has had within the past three years with the registrant or any of its predecessors or affiliates; (iii) the amount of securities owned by the selling security holder prior to the offering; (iv) the amount to be offered for the selling security holder’s account; and (v) the amount (and if one percent or more) the percentage of the class to be owned by such selling security holder after completion of the offering.

PLAN OF DISTRIBUTION

The securities that may be offered by us and/or the selling security holders may be sold in any one or more of the following ways:

•	through underwriters;
•	through agents;
•	through dealers; or
•	directly to one or more purchasers.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

Our authorized capital stock consists of 70,000,000 shares of common stock, $0.10 par value. As of the date of this prospectus, 37,284,675 shares of our common stock were outstanding.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “ODFL.” Any additional common stock we issue will also be listed on the NASDAQ Global Select Market. The holders of common stock are entitled to receive dividends, or other distributions with respect to our outstanding shares, as may be declared from time to time by the board of directors. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have cumulative voting rights in the election of directors. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the assets, if any, available for distribution after payment of all creditors and the liquidation preferences on any outstanding shares of preferred stock, if any such stock is authorized and outstanding. Holders of common stock have no preemptive rights to subscribe for any additional securities of any class we may issue, nor any conversion, redemption or sinking fund rights.

Certain Provisions of our Articles of Incorporation and Bylaws

Advance Notice of Proposals and Nominations. Our Bylaws provide that shareholders must provide timely written notice to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders. Notice for an annual meeting is timely if it is received at our principal office not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. However, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which the notice of the date of the meeting or such public disclosure was made. The Bylaws also specify the form and content of a shareholder’s notice. These provisions may prevent shareholders from bringing matters before an annual meeting of shareholders or from nominating candidates for election as directors at an annual meeting of shareholders.

Indemnification of Directors, Officers and Employees. Our Bylaws provide that any person who at any time serves or has served as one of our directors or officers or, at our request, as a director or officer of another enterprise, or as a trustee or administrator under any of our (or any subsidiary’s) employee benefit plan, has the right to be indemnified and held harmless by us to the fullest extent permitted by law against all liabilities and litigation expenses (including attorneys’ fees) in the event a claim is made or threatened against that person in, or that person is made or threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of us (including appeals), arising out of such service. However, indemnification is not available with respect to that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy or any liabilities or litigation expenses incurred on account of any of such person’s activities that were, at the time taken, known or believed by the person to be clearly in conflict with our best interests.

Certain Anti-Takeover Effects of Virginia Law

Certain provisions of the Virginia Stock Corporation Act, or VSCA, may be deemed to have an anti-takeover effect. These provisions may delay or deter the removal of our directors or the assumption of control by shareholders.

The Control Share Acquisitions Act of the VSCA may make an unsolicited attempt to gain control of Old Dominion more difficult by restricting the right of specified shareholders to vote newly acquired large blocks of stock. The Control Share Acquisitions Act denies voting rights to any shares held by an acquiror (other than pursuant to certain statutorily defined exceptions, including transactions approved by our Board of Directors), unless a majority of disinterested shares votes to grant such rights in a shareholder resolution. Disinterested shares are shares not held by the acquiror, any officer of Old Dominion or any employee of Old Dominion who is also a director. The provisions of the Control Share Acquisitions Act apply when an acquiror acquires at least one-fifth of the total votes entitled to be cast in an election of directors.

In addition, the Affiliated Transactions Act of the VSCA may make it difficult to merge with or otherwise absorb a Virginia corporation acquired in a tender offer for three years after the acquisition. Pursuant to this statute, an acquiror would not be permitted to engage in an affiliated transaction with us for three years unless the transaction was approved by a majority, but not less than two, of our disinterested directors and two-thirds of our voting shares, other than shares beneficially held by the acquiror. After three years, the acquiror may engage in an affiliated transaction with us if the transaction is approved by two-thirds of our voting shares, other than shares beneficially held by the acquiror, the transaction is approved by a majority of disinterested directors or the acquiror pays a statutorily defined value for each class of our voting securities.

The Affiliated Transactions Act of the VSCA is only applicable to corporations that have more than 300 shareholders. The Control Share Acquisitions Act of the VSCA is only applicable to public corporations. A corporation may provide in its articles of incorporation or bylaws that the Affiliated Transactions Act and the Control Share Acquisitions Act of the VSCA do not apply, but we have not done so.

VALIDITY OF SECURITIES

The validity of the shares of common stock in respect of which this prospectus is being delivered will be passed upon for us by Womble Carlyle Sandridge & Rice, PLLC, Charlotte, North Carolina.

EXPERTS

The financial statements of Old Dominion Freight Line, Inc. appearing in Old Dominion Freight Line, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2008 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.